Exhibit 99.13(c)

PROXY VOTING POLICIES AND PROCEDURES

1.	Background

The act of managing assets for Wildermuth Fund (“client”) may include the voting of proxies related to such managed assets. Where the power to vote in person or by proxy has been delegated, directly or indirectly, to the investment adviser, the investment adviser has the fiduciary responsibility for (a) voting in a manner that is in the best interests of the client, and (b) properly dealing with potential conflicts of interest arising from proxy proposals being voted upon.

The policies and procedures of BW Asset Management Ltd (“BWAM”) for voting proxies received for accounts managed by BWAM are set forth below and applicable if:

•	The underlying client agreement entered into with the client expressly provides that BWAM shall be responsible to vote proxies received in connection with the client’s account; or

•	The underlying client agreement entered into with the client is silent as to whether or not BWAM shall be responsible to vote proxies received in connection with the client’s account and BWAM has discretionary authority over investment decisions for the client’s account.

These Proxy Voting Policies and Procedures are designed to ensure that proxies are voted in an appropriate manner and should complement BWAM’s policies and procedures regarding its general responsibility to monitor the performance and/or corporate events of companies that are issuers of securities held in managed accounts. Any questions about these policies and procedures should be directed to the Chief Compliance Officer (CCO).

2.	Proxy Voting Policies

BWAM will vote proxies in a manner that is believed to be in the best interest of the client. BWAM believes that voting proxies in accordance with the following policies is in the best interests of its client.

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A)	Specific Voting Policies

1.	Routine items:

•	BWAM will generally vote for the election of directors (where no corporate governance issues are implicated).

•	BWAM will generally vote for the selection of independent auditors.

•	BWAM will generally vote for increases in or reclassification of common stock.

•	BWAM will generally vote for management recommendations adding or amending indemnification provisions in charter or by-laws.

•	BWAM will generally vote with management regarding changes in the board of directors.

•	BWAM will generally vote with management regarding outside director compensation.

•	BWAM will generally vote for proposals that maintain or strengthen the shared interests of shareholders and management.

•	BWAM will generally vote for proposals that will maintain or increase shareholder value.

•	BWAM will generally vote with management’s recommendations regarding compensation proposals if proposal is for 1 year.

2.	Non-Routine and Conflict of Interest Items:

•	BWAM will generally vote for management proposals for merger or reorganization if the transaction appears to offer fair value.

•	BWAM will generally vote against shareholder resolutions that consider non-financial impacts of mergers.

•	BWAM will generally vote with management’s recommendations regarding shareholder proposals that deal with cumulative voting, the environment, political issues and social policies.

B)	General Voting Policy

If the proxy includes a Routine Item that implicates corporate governance changes, a Non-Routine item where no specific policy applies or a Conflict of Interest Item where no specific policy applies, then BWAM may engage an independent third party to determine how the proxies should be voted.

In voting on each and every issue, BWAM and its employees shall vote in a prudent and timely fashion.

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In exercising its voting discretion, BWAM and its employees shall avoid any direct or indirect conflict of interest raised by such voting decision. BWAM will provide adequate disclosure to the client if any substantive aspect or foreseeable result of the subject matter to be voted upon raises an actual or potential conflict of interest to BWAM or:

•	any affiliate of BWAM. For purposes of these Proxy Voting Policies and Procedures, an affiliate means:

o	any person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with BWAM;

o	any officer, director, principal, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of BWAM; or

o	any other person for which a person described in second clause (above) acts in any such capacity.

•	any issuer of a security for which BWAM (or any affiliate of BWAM) acts as a sponsor, advisor, manager, custodian, distributor, underwriter, broker, or other similar capacity; or

•	any person with whom BWAM (or any affiliate of BWAM) has an existing, material contract or business relationship that was not entered into in the ordinary course of BWAM’s (or its affiliate’s) business.

(Each of the above persons being an “Interested Person”.)

After informing the client of any potential conflicts of interest, BWAM will take other appropriate action as required under these Proxy Voting Policies and Procedures, as provided below.

BWAM shall, through its nominated vendor, keep certain records required by applicable law in connection with its proxy voting activities for its client and shall provide proxy voting information to clients upon their written or oral request.

Consistent with SEC Rule 206(4)-6, as amended, BWAM shall take reasonable measures to inform its client of its proxy voting policies and procedures, and the process its client must follow to obtain information regarding how BWAM voted with respect to assets held in its account. This information may be provided to its client by separate notice to the client as requested.

3)	Proxy Voting Procedures

A)	BWAM, (the “Responsible Party”) shall be responsible for voting the proxies related to all discretionary accounts. The Responsible Party should assume that he or she has the power to vote all proxies related to the client’s account if any one of the two circumstances set forth in Section A above regarding proxy-voting powers is applicable.

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B)	Prior to voting, BWAM will verify whether an actual or potential conflict of interest with BWAM or any Interested Person exists in connection with the subject proposal(s) to be voted upon. The determination regarding the presence or absence of any actual or potential conflict of interest shall be adequately documented (i.e., comparing the apparent parties affected by the proxy proposal being voted upon against BWAM’s internal list of Interested Persons and, for any matches found, describing the process taken to determine the anticipated magnitude and possible probability of any conflict of interest being present), which shall be reviewed internally.

C)	If an actual or potential conflict is found to exist, notification of the conflict (the “Conflict Notice”) shall be given to the client or the client’s designee in sufficient detail and with sufficient time to reasonably inform the client of the actual or potential conflict involved.

The Conflict Notice will either request the client’s consent to BWAM’s vote recommendation or may request the client to vote the proxy directly or through another designee of the client. The Conflict Notice and consent thereto may be sent or received, as the case may be, by mail, fax, electronic transmission or any other reliable form of communication that may be recalled, retrieved, produced, or printed in accordance with the record keeping policies and procedures of BWAM. If the client is unreachable or has not affirmatively responded before the response deadline for the matter being voted upon, BWAM may:

•	engage a non-interested Party to independently review BWAM’s vote recommendation if the vote recommendation would fall in favor of BWAM’s interest (or in the interest of an Interested Person) to confirm that BWAM’s vote recommendation is in the best interest of the client under the circumstances;

•	cast its vote as recommended if the vote recommendation would fall against BWAM’s interest (or in the interest of an interested Person) and such vote recommendation is in the best interest of the client under the circumstances; or

•	abstain from voting if such action is determined by BWAM to be in the best interest of the client under the circumstances.

D)	BWAM will promptly vote proxies received in a manner consistent with the Proxy Voting Policies and Procedures stated above and guidelines.

E)	In accordance with SEC Rule 204-2(c)(2), as amended, the Responsible Party shall retain the following:

•	A copy of the proxy statement received (unless retained by a third party for the benefit of BWAM or the proxy statement is available from the SEC’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system);

•	A record of the vote case (unless this record is retained by a third party for the benefit of BWAM and the third party is able to promptly provide BWAM with a copy of the voting record upon its request);

•	A copy of any document created by BWAM or its employees that was material in making the decision on how to vote the subject proxy; and,

•	A copy of any Conflict Notice, conflict consent or any other written communication (including emails or other electronic communications) to or from the client (or in the case of an employee benefit plan, the plans trustee or other fiduciaries) regarding the subject proxy vote cast by, or the vote recommendation of BWAM.

The above copies and records shall be retained for a period not less than five (5) years, which shall be maintained at the appropriate office of BWAM.

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List of “Interested Persons”

For the year 2024:
Waratek
Clear Guide Medical
Clearsense
DSI/VIZZ
Reach

Kroll (including subsidiaries of)
Mitchell Mansfield
Jason Kardachi
Cosimo Borelli
Gizelle Jancovic

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